UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                AGCO Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    001084102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                Alvin E. McQuinn
                        4751 Bonita Bay Boulevard, #PH102
                            Bonita Springs, FL 34134
                                 (941) 390-2416
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                 April 16, 2001
--------------------------------------------------------------------------------
                      (Date of Event Which Requires Filing
                               of This Statement)


     Check the following box if a fee is being paid with this statement [ ]













                       (Cover page continued on next page)

                               Page 1 of 11 pages

----------------------------                             -----------------------

CUSIP NO. 001084102                   13G                     PAGE 2 OF 11 PAGES
          ---------                                                --   ---
----------------------------                             -----------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Alvin E. McQuinn
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER

                                 130,375
         NUMBER OF          ----------------------------------------------------
          SHARES             6   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                6,716,827
           EACH
         REPORTING          ----------------------------------------------------
          PERSON             7   SOLE DISPOSITIVE POWER
           WITH
                                 130,375
                            ----------------------------------------------------
                             8   SHARED DISPOSITIVE POWER

                                 6,716,827
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,847,202
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [_]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.6%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                  ----------------------

CUSIP NO. 001084102                   13G                     PAGE 3 OF 11 PAGES
          ---------                                                --   ---
------------------------                                  ----------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Alvin E. McQuinn Revocable Trust, Alvin E. McQuinn and Robert L. Hoffman as Trustees

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER

        NUMBER OF                6,716,827
          SHARES            ----------------------------------------------------
       BENEFICIALLY          6   SHARED VOTING POWER
         OWNED BY
           EACH                  0
        REPORTING           ----------------------------------------------------
          PERSON             7   SOLE DISPOSITIVE POWER
           WITH
                                 6,716,827
                            ----------------------------------------------------
                             8   SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,716,827
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [_]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.4%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

------------------------                                  ----------------------

CUSIP NO. 001084102                   13G                     PAGE 4 OF 11 PAGES
          ---------                                                --   ---
------------------------                                  ----------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert L. Hoffman
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                             5   SOLE VOTING POWER

                                 6,404
         NUMBER OF          ----------------------------------------------------
          SHARES             6   SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                6,716,827
           EACH
        REPORTING           ----------------------------------------------------
          PERSON             7   SOLE DISPOSITIVE POWER
           WITH
                                 6,404
                            ----------------------------------------------------
                             8   SHARED DISPOSITIVE POWER

                                 6,716,827
--------------------------------------------------------------------------------

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,723,231
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [_]
         CERTAIN SHARES*
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.4%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

Item 1(a).  NAME OF ISSUER.

AGCO Corporation

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

4205 River Green Parkway
Duluth, GA  30096

Items 2 - 6 INCLUSIVE FOR ALVIN E. MCQUINN

Item 2(a).  NAME OF PERSON.

Alvin E. McQuinn

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

4751 Bonita Bay Boulevard, #PH102
Bonita Springs, FL  34134

Item 2(c).  CITIZENSHIP.

United States of America

Item 2(d).  TITLE OF CLASS OF SECURITIES.

Common Stock, $.01 par value

Item 2(e).  CUSIP NO.

001084102

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

[ ]    (a)    Broker or Dealer registered under Section 15 of the Act;

[ ]    (b)    Bank as defined in Section 3(a)(6) of the Act;

[ ]    (c)    Insurance Company as defined in Section 3(a)(19) of the Act;

[ ]    (d)    Investment Company registered under Section 8 of the Investment
              Company Act

[ ]    (e)    Investment Adviser registered under Section 203 of the
              Investment Advisors Act of 1940;

[ ]    (f)    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
              1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

[ ]    (g)    Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
              (Note:  See Item 7); or

[ ]    (h)    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Not applicable.

Item 4.  OWNERSHIP.

         The following information is provided as of April 16, 2001:

(a)      Amount Beneficially Owned:                             6,847,202 shares

(b)      Percent of Class:                                                  9.6%

(c)      Number of shares as to which such person has:

         (i)      Sole power to vote or                                  130,375
                  to direct the vote:

         (ii)     Shared power to vote or                              6,716,827
                  to direct the vote:

         (iii)    Sole power to dispose or                               130,375
                  to direct the disposition of:

         (iv)     Shared power to dispose or                           6,716,827
                  to direct the disposition of:

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

Items 2 - 6 INCLUSIVE FOR THE ALVIN E. MCQUINN REVOCABLE TRUST

Item 2(a).  NAME OF PERSON.

The Alvin E. McQuinn Revocable Trust, Alvin E. McQuinn and Robert L. Hoffman as Trustees

Item 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

4751 Bonita Bay Boulevard, #PH102
Bonita Springs, FL  34134

Item 2(c).  CITIZENSHIP.

United States of America

Item 2(d).  TITLE OF CLASS OF SECURITIES.

Common Stock, $.01 par value

Item 2(e).  CUSIP NO.

001084102

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

[ ]    (a)    Broker or Dealer registered under Section 15 of the Act;

[ ]    (b)    Bank as defined in Section 3(a)(6) of the Act;

[ ]    (c)    Insurance Company as defined in Section 3(a)(19) of the Act;

[ ]    (d)    Investment Company registered under Section 8 of the Investment
              Company Act

[ ]    (e)    Investment Adviser registered under Section 203 of the Investment
              Advisors Act of 1940;

[ ]    (f)    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

[ ]    (g)    Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
              (Note:  See Item 7); or

[ ]    (h)    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Not applicable.

Item 4.  OWNERSHIP.

         The following information is provided as of April 16, 2001:

(a)      Amount Beneficially Owned:                             6,716,827 shares

(b)      Percent of Class:                                                  9.4%

(c)      Number of shares as to which such person has:

         (i)      Sole power to vote or                                6,716,827
                  to direct the vote:

         (ii)     Shared power to vote or                                      0
                  to direct the vote:

         (iii)    Sole power to dispose or                             6,716,827
                  to direct the disposition of:

         (iv)     Shared power to dispose or                                   0
                  to direct the disposition of:

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Alvin E. McQuinn has the authority to revoke or amend The Alvin E. McQuinn Revocable Trust, and as a result, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

Items 2 - 6 INCLUSIVE FOR ROBERT L. HOFFMAN

Item 2(a).  NAME OF PERSON.

Robert L. Hoffman

Item 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

1500 Wells Fargo Plaza
7900 Xerxes Avenue South
Bloomington, MN  55431

Item 2(c).  CITIZENSHIP.

United States of America

Item 2(d).  TITLE OF CLASS OF SECURITIES.

Common Stock, $.01 par value

Item 2(e).  CUSIP NO.

001084102

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

[ ]    (a)    Broker or Dealer registered under Section 15 of the Act;

[ ]    (b)    Bank as defined in Section 3(a)(6) of the Act;

[ ]    (c)    Insurance Company as defined in Section 3(a)(19) of the Act;

[ ]    (d)    Investment Company registered under Section 8 of the Investment
              Company Act

[ ]    (e)    Investment Adviser registered under Section 203 of the Investment
              Advisors Act of 1940;

[ ]    (f)    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

[ ]    (g)    Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
              (Note:  See Item 7); or

[ ]    (h)    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Not applicable.

Item 4.  OWNERSHIP.

         The following information is provided as of April 16, 2001:

(a) Amount Beneficially Owned:                                  6,718,305 shares

(b) Percent of Class:                                                       9.4%

(c) Number of shares as to which such person has:

         (i)      Sole power to vote or                                 6,404(1)
                  to direct the vote:

         (ii)     Shared power to vote or                           6,716,827(2)
                  to direct the vote:

         (iii)    Sole power to dispose or                              6,404(1)
                  to direct the disposition of:

         (iv)     Shared power to dispose or                        6,716,827(2)
                  to direct the disposition of:


(1) Includes 1,478 shares of AGCO Corporation common stock held by Mr. Hoffman's spouse.

(2) Includes 6,716,827 shares of AGCO Corporation common stock held by The Alvin E. McQuinn Revocable Trust, Alvin E. McQuinn and Robert L. Hoffman as trustees.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

Item 10.  CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having the purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 3, 2005                  /s/ John C. Retherford
                                       -----------------------------------------
                                       Alvin E. McQuinn by
                                       John C. Retherford Attorney-In-Fact

             AGREEMENT DATED APRIL 25, 2001 RELATED TO SCHEDULE 13G


                                ALVIN E. MCQUINN
                                ROBERT l. HOFFMAN
                                       AND
                      THE ALVIN E. MCQUINN REVOCABLE TRUST


         Alvin E. McQuinn, Robert L. Hoffman and the Alvin E. McQuinn Revocable Trust hereby agree to file a Schedule 13G related to AGCO Corporation together and on behalf of each party hereto and that any amendments to the Schedule 13G may be filed on behalf of each party hereto by any party hereto. This agreement is not intended to create a "Group," as defined by Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Act") for any purposes and the parties hereto do hereby expressly disclaim any association as a group under Section 13(d)(3) of the Act. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement.

April 25, 2001                             /s/ Alvin E. McQuinn
                                           -------------------------------------
                                           Alvin E. McQuinn

                                           /s/ Robert L. Hoffman
                                           -------------------------------------
                                           Robert L. Hoffman

                                           The Alvin E. McQuinn Revocable Trust,
                                           By:

                                           /s/ Alvin E. McQuinn, co-trustee
                                           -------------------------------------
                                           Alvin E. McQuinn, Co-Trustee

                                           And

                                           /s/ Robert L. Hoffman, co-trustee
                                           -------------------------------------
                                           Robert L. Hoffman, Co-Trustee

994243.1